Exhibit 99.1

Actuant Reports Record Third Quarter Results, Provides Fiscal 2009 Outlook

MILWAUKEE--(BUSINESS WIRE)--Actuant Corporation (NYSE:ATU) today announced record sales and earnings for its third quarter ended May 31, 2008.

Highlights

  Sales totaled $445 million, a 15% increase over the prior year, with 2% core sales growth (total sales less the impact of foreign currency rate changes and business acquisitions).
  Diluted earnings per share (“EPS”) of $0.60 for the quarter, which includes a $0.04 tax gain. Excluding this gain and the prior year’s European Electrical restructuring charges, EPS increased 17% year-over-year.
  EBITDA margin expansion of 50 basis points.
  Cash generated from operations of approximately $64 million.

Robert Arzbaecher, CEO of Actuant, commented, “I am pleased to report that Actuant delivered another quarter of strong sales, earnings and cash flow. Execution on profit improvement and growth initiatives during the quarter was solid and we continued to enjoy the benefit of robust demand in the global energy and truck markets. These factors more than offset the challenging conditions in the consumer-oriented recreational vehicle (“RV”), retail and marine electrical markets, which weakened as the quarter progressed. We are continuing to invest in the businesses that are growing, while carefully monitoring and reducing discretionary expenses in businesses serving the more challenged markets. This quarter’s strong financial results demonstrate the value of our diversified global business model.”

Consolidated Results

Third quarter sales increased 15% to $445 million from $385 million in the prior year, reflecting the combination of core growth, business acquisitions and the weaker US dollar. Excluding the impact of foreign currency rate changes (6%) and acquisitions (7%), core sales growth was 2%. Three of the Company’s four operating segments reported third quarter core sales growth, led by the Industrial segment with 14%.

Fiscal 2008 third quarter net earnings and EPS were $38.6 million and $0.60, respectively, compared to prior year net earnings and EPS of $29.6 million and $0.47, respectively. Fiscal 2008 third quarter results include a $2.6 million ($0.04 per diluted share) income tax gain resulting from provision to return adjustments. Fiscal 2007 third quarter results included a $0.4 million ($0.01 per diluted share) European Electrical restructuring charge. Excluding these items, third quarter EPS increased 17% year-over-year from $0.48 to $0.56. (See attached reconciliation of GAAP to non-GAAP measures).

Sales for the nine months ended May 31, 2008 were $1.259 billion, 18% higher than the $1.069 billion in the comparable prior year period. Excluding the impact of foreign currency rate changes (5%) and sales from acquired businesses (10%), year-to-date core sales increased 3%.

Net earnings for the nine months ended May 31, 2008 rose 20% to $88.3 million, or $1.39 per diluted share, compared to $73.6 million, or $1.19 per diluted share for the comparable prior year period. Year-to-date fiscal 2008 results include $0.16 per diluted share of European Electrical restructuring charges as well as a $0.04 per diluted share income tax gain. Fiscal 2007 year-to-date results include $0.05 per diluted share of European Electrical restructuring charges. Excluding the tax gain and restructuring charges, EPS rose 22% to $1.51 per diluted share, from $1.24 per diluted share for the comparable prior year period. (See attached reconciliation of GAAP to non-GAAP measures).

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2008	2007	2008	2007
Sales	$160.0	$115.9	$427.9	$316.3
Operating Profit	$43.7	$33.3	$114.4	$86.4
Operating Profit %	27.3%	28.7%	26.7%	27.3%

Third quarter fiscal 2008 Industrial segment sales increased 38% to $160 million. Excluding foreign currency translation and acquisitions, Industrial segment core sales grew 14% driven by continued strong global demand for joint integrity products and services for the oil & gas and power generation markets, as well as high-force hydraulic tools. Operating profit margins in the third quarter benefited from higher volumes, pricing and continuous improvement initiatives; however, they declined slightly from the prior year due to unfavorable product mix, higher incentive compensation expense and investments in sales and marketing initiatives.

Electrical Segment
(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2008	2007	2008	2007
Sales	$129.1	$127.7	$393.9	$373.3
Operating Profit (1)	$8.1	$10.3	$29.7	$29.2
Operating Profit %	6.3%	8.1%	7.6%	7.8%

(1) Excludes European Electrical restructuring charges of $0.4 million for the three months ended May 31, 2007 and $10.5 million and $4.3 million for the nine months ended May 31, 2008 and 2007, respectively.

Fiscal 2008 third quarter Electrical segment sales increased 1% to $129 million. While revenues benefitted from foreign currency translation and the acquisition of BH Electronics (July 2007), core sales declined 10% reflecting weaker demand from consumer, marine and transformer customers as well as the impact of SKU reductions in European Electrical. Operating profit margin declined to 6.3% reflecting the lower production volumes as well as unfavorable sales mix, despite margin improvement in the European Electrical product line.

Actuation Systems Segment
(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2008	2007	2008	2007
Sales	$122.9	$111.8	$345.5	$315.1
Operating Profit	$13.7	$11.0	$32.1	$27.6
Operating Profit %	11.2%	9.8%	9.3%	8.7%

Actuation Systems segment third quarter fiscal 2008 sales increased 10% to $123 million. In addition to foreign currency translation, core sales grew 1% in the quarter driven by strong demand from the Company’s global truck customers as well as new automotive launches. Sales to the RV market, however, declined significantly due to lower RV OEM build rates caused by weak consumer demand. Segment operating profit margins increased 140 basis points over the prior year reflecting continued manufacturing efficiency improvements, price increases and favorable sales mix.

Engineered Products Segment
(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2008	2007	2008	2007
Sales	$32.6	$29.8	$92.1	$64.5
Operating Profit	$4.3	$4.1	$11.6	$8.8
Operating Profit %	13.1%	13.6%	12.6%	13.7%

Third quarter 2008 Engineered Products segment sales increased 9% from the prior year due to core growth and the weaker US dollar. Core growth of 6% resulted from increased demand in the agriculture, aerospace, utility and container hardware markets. Third quarter operating profit of $4.3 million was 5% higher than the prior year as base business margin expansion was partially offset by higher incentive compensation costs.

Financial Position

Net debt at May 31, 2008 was $496 million (total debt of $587 million less $91 million of cash), an increase of $9 million from the beginning of the quarter. During the quarter the Company completed the acquisition of Superior Plant Services for approximately $58 million which was largely offset by strong cash flow generation.

Outlook

The Company updated its fiscal year 2008 outlook to incorporate its actual third quarter performance. Full year fiscal 2008 EPS is expected to be in the range of $2.02-2.06 (excluding the tax gain and European Electrical restructuring charges) on sales of $1.67-1.68 billion. Fourth quarter EPS is projected to be in the $0.51-0.55 range.

Arzbaecher commented, “Actuant’s employees are driving hard in the final quarter of fiscal 2008 to deliver continued strong results for shareholders. We intend to carry this positive momentum into fiscal 2009, despite challenging economic conditions in North America. We are optimistic that the consistent execution of our business model will continue to reward shareholders with strong results. Ignoring future acquisitions, we are projecting fiscal 2009 EPS growth of 10-15% above the mid-point of our fiscal 2008 EPS guidance range, to $2.25-2.35, on sales of approximately $1.75 billion. We continue to pursue accretive acquisition opportunities which, when executed, will become incremental to this guidance. Given our diversity, variable cost structure and focus on continuous improvement, we believe we are well positioned to deliver another year of growth in 2009.”

Conference Call Information

An investor conference call is scheduled for 10:00am CDT today, June 19, 2008. Webcast information and conference call materials will be made available on Actuant's website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. The Company disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

About Actuant

Actuant, headquartered in Butler, Wisconsin, is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Since its creation through a spin-off in 2000, Actuant has grown its sales from $482 million to $1.6 billion and its market capitalization from $113 million to over $1.8 billion. The Company employs a workforce of more than 7,700 worldwide. Actuant Corporation trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	May 31,	August 31,
	2008	2007

ASSETS
Current assets
Cash and cash equivalents	$ 91,079	$ 86,680
Accounts receivable, net	249,163	194,775
Inventories, net	223,151	197,539
Deferred income taxes	14,147	14,827
Other current assets	13,810	11,459
Total current assets	591,350	505,280

Property, plant and equipment, net	136,308	122,817
Goodwill	651,560	599,841
Other intangible assets, net	300,352	260,418
Other long-term assets	9,696	12,420

Total assets	$ 1,689,266	$ 1,500,776

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$ 2,218	$ -
Trade accounts payable	178,877	153,205
Accrued compensation and benefits	58,587	52,345
Income taxes payable	28,176	20,309
Current maturities of long-term debt	35	519
Other current liabilities	71,325	64,449
Total current liabilities	339,218	290,827

Long-term debt, less current maturities	584,876	561,138
Deferred income taxes	111,000	103,589
Pension and postretirement benefit accruals	23,226	27,437
Other long-term liabilities	26,444	17,864

Shareholders' equity
Capital stock	11,179	11,070
Additional paid-in capital	(330,779)	(349,190)
Accumulated other comprehensive income	20,051	12,876
Stock held in trust	(2,069)	(1,744)
Deferred compensation liability	2,069	1,744
Retained earnings	904,051	825,165
Total shareholders' equity	604,502	499,921

Total liabilities and shareholders' equity	$ 1,689,266	$ 1,500,776

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2008	2007	2008	2007

Net sales	$ 444,656	$ 385,090	$ 1,259,428	$ 1,069,093
Cost of products sold	290,684	255,504	830,783	716,218
Gross profit	153,972	129,586	428,645	352,875

Selling, administrative and engineering expenses	88,421	73,772	252,396	207,837
Restructuring charge	-	434	10,473	4,319
Amortization of intangible assets	4,023	2,906	10,741	7,819
Operating profit	61,528	52,474	155,035	132,900

Financing costs, net	9,190	9,075	27,522	24,185
Other (income) expense, net	201	660	(1,579)	1,632
Earnings from operations before income
tax expense and minority interest	52,137	42,739	129,092	107,083

Income tax expense	13,465	13,146	40,767	33,480
Minority interest, net of income taxes	37	11	24	3

Net earnings	$ 38,635	$ 29,582	$ 88,301	$ 73,600

Earnings per share
Basic	$ 0.69	$ 0.54	$ 1.58	$ 1.35
Diluted	0.60	0.47	1.39	1.19

Weighted average common shares outstanding
Basic	55,874	54,684	55,766	54,646
Diluted	64,945	63,621	64,770	63,505

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2008	2007	2008	2007

Operating Activities
Net earnings	$ 38,635	$ 29,582	$ 88,301	$ 73,600
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,434	9,167	32,926	25,888
Stock-based compensation expense	1,750	1,337	4,890	4,087
Provision for deferred income taxes	311	752	6,990	(2,402)
Other	(326)	(702)	(541)	63
Changes in operating assets and liabilities, excluding the effects of the business acquisitions
Accounts receivable	(9,796)	3,695	(34,851)	(6,435)
Accounts receivable securitization program	4,714	20,237	5,045	14,121
Inventories	(1,886)	(1,152)	(8,066)	(8,971)
Prepaid expenses and other assets	(231)	(2,732)	1,744	(4,043)
Trade accounts payable	9,951	34,402	14,713	19,196
Income taxes payable	(2,934)	8,211	(1,278)	4,441
Other accrued liabilities	12,726	15,259	15,319	9,869
Net cash provided by operating activities	64,348	118,056	125,192	129,414

Investing Activities
Proceeds from sale of property, plant and equipment	2,097	1,330	13,676	4,119
Capital expenditures	(13,268)	(7,757)	(32,502)	(20,494)
Business acquisitions, net of cash acquired	(59,043)	(22,531)	(110,109)	(132,590)
Net cash used in investing activities	(70,214)	(28,958)	(128,935)	(148,965)

Financing Activities
Net borrowings (repayments) on revolving credit facilities and short-term borrowings	15	(36,364)	2,155	(80,355)
Proceeds from term loan	-	-	-	155,737
Principal repayments on term loans	(7)	(4,608)	(1,008)	(7,077)
Cash dividend	-	-	(2,221)	(2,187)
Stock option exercises, related tax benefits, and other	872	328	4,210	335
Net cash provided by financing activities	880	(40,644)	3,136	66,453

Effect of exchange rate changes on cash	1,153	398	5,006	1,142
Net increase (decrease) in cash and cash equivalents	(3,833)	48,852	4,399	48,044
Cash and cash equivalents - beginning of period	94,912	24,851	86,680	25,659
Cash and cash equivalents - end of period	$ 91,079	$ 73,703	$ 91,079	$ 73,703

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
(Dollars in thousands)

	FISCAL 2007					FISCAL 2008
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$ 103,935	$ 96,501	$ 115,852	$ 122,855	$ 439,143	$ 137,089	$ 130,802	$ 160,035		$ 427,926
ELECTRICAL SEGMENT	122,017	123,599	127,653	132,439	505,708	133,962	130,779	129,142		393,883
ACTUATION SYSTEMS SEGMENT	105,654	97,656	111,768	104,367	419,445	112,899	109,764	122,850		345,513
ENGINEERED PRODUCTS SEGMENT	11,377	23,264	29,817	29,994	94,452	31,193	28,284	32,629		92,106
TOTAL	$ 342,983	$ 341,020	$ 385,090	$ 389,655	$ 1,458,748	$ 415,143	$ 399,629	$ 444,656		$ 1,259,428

% SALES GROWTH
INDUSTRIAL SEGMENT	31%	34%	34%	22%	30%	32%	36%	38%		35%
ELECTRICAL SEGMENT	16%	17%	17%	18%	17%	10%	6%	1%		6%
ACTUATION SYSTEMS SEGMENT	19%	11%	2%	4%	9%	7%	12%	10%		10%
ENGINEERED PRODUCTS SEGMENT	7%	120%	157%	159%	112%	174%	22%	9%		43%
TOTAL	21%	24%	22%	20%	21%	21%	17%	15%		18%

OPERATING PROFIT
INDUSTRIAL SEGMENT	$ 28,958	$ 24,203	$ 33,259	$ 34,865	$ 121,285	$ 37,976	$ 32,757	$ 43,692		$ 114,425
ELECTRICAL SEGMENT	9,357	9,535	10,341	10,851	40,084	10,426	11,239	8,074		29,738
ACTUATION SYSTEMS SEGMENT	8,614	7,954	10,994	9,562	37,124	10,059	8,301	13,705		32,065
ENGINEERED PRODUCTS SEGMENT	1,653	3,088	4,069	4,644	13,454	4,235	3,146	4,260		11,641
CORPORATE / GENERAL	(4,944)	(4,105)	(5,756)	(6,274)	(21,079)	(6,415)	(7,743)	(8,203)		(22,361)
TOTAL - EXCLUDING RESTRUCTURING CHARGE	$ 43,638	$ 40,675	$ 52,907	$ 53,648	$ 190,868	$ 56,281	$ 47,700	$ 61,528		$ 165,508
EUROPEAN ELECTRICAL RESTRUCTURING CHARGE	(109)	(3,776)	(434)	(1,076)	(5,395)	(5,521)	(4,952)	-		(10,473)
TOTAL	$ 43,529	$ 36,899	$ 52,473	$ 52,572	$ 185,473	$ 50,760	$ 42,748	$ 61,528		$ 155,035

OPERATING PROFIT %
INDUSTRIAL SEGMENT	27.9%	25.1%	28.7%	28.4%	27.6%	27.7%	25.0%	27.3%		26.7%
ELECTRICAL SEGMENT	7.7%	7.7%	8.1%	8.2%	7.9%	7.8%	8.6%	6.3%		7.6%
ACTUATION SYSTEMS SEGMENT	8.2%	8.1%	9.8%	9.2%	8.9%	8.9%	7.6%	11.2%		9.3%
ENGINEERED PRODUCTS SEGMENT	14.5%	13.3%	13.6%	15.5%	14.2%	13.6%	11.1%	13.1%		12.6%
TOTAL (INCLUDING CORPORATE) - EXCLUDING RESTRUCTURING CHARGE	12.7%	11.9%	13.7%	13.8%	13.1%	13.6%	11.9%	13.8%		13.1%

EBITDA
INDUSTRIAL SEGMENT	$ 31,356	$ 26,475	$ 35,738	$ 39,156	$ 132,725	$ 42,570	$ 37,386	$ 48,388		$ 128,344
ELECTRICAL SEGMENT	11,543	11,404	12,355	13,501	48,803	13,226	13,661	10,562		37,449
ACTUATION SYSTEMS SEGMENT	11,339	10,928	14,179	12,547	48,993	13,292	11,428	16,402		41,122
ENGINEERED PRODUCTS SEGMENT	1,904	3,986	4,962	5,780	16,632	5,399	4,445	5,400		15,244
CORPORATE / GENERAL	(4,844)	(4,028)	(5,822)	(6,350)	(21,044)	(6,632)	(7,522)	(7,991)		(22,145)
TOTAL - EXCLUDING RESTRUCTURING CHARGE	$ 51,298	$ 48,765	$ 61,412	$ 64,634	$ 226,109	$ 67,855	$ 59,398	$ 72,761		$ 200,014
EUROPEAN ELECTRICAL RESTRUCTURING CHARGE	(109)	(3,776)	(434)	(1,076)	(5,395)	(5,521)	(4,952)	-		(10,473)
TOTAL	$ 51,189	$ 44,989	$ 60,978	$ 63,558	$ 220,714	$ 62,334	$ 54,446	$ 72,761		$ 189,541

EBITDA %
INDUSTRIAL SEGMENT	30.2%	27.4%	30.8%	31.9%	30.2%	31.1%	28.6%	30.2%		30.0%
ELECTRICAL SEGMENT	9.5%	9.2%	9.7%	10.2%	9.7%	9.9%	10.4%	8.2%		9.5%
ACTUATION SYSTEMS SEGMENT	10.7%	11.2%	12.7%	12.0%	11.7%	11.8%	10.4%	13.4%		11.9%
ENGINEERED PRODUCTS SEGMENT	16.7%	17.1%	16.6%	19.3%	17.6%	17.3%	15.7%	16.5%		16.6%
TOTAL (INCLUDING CORPORATE) - EXCLUDING RESTRUCTURING CHARGE	15.0%	14.3%	15.9%	16.6%	15.5%	16.3%	14.9%	16.4%		15.9%
Note:	All prior periods have been restated to include Milwaukee Cylinder as part of the Industrial Segment. Previously this business was part of the Engineered Products Segment.

The total of the individual quarters may not equal the annual total due to rounding.

ACTUANT CORPORATION
Reconciliation of GAAP measures to non-GAAP measures
(Dollars in thousands, except for per share amounts)

	FISCAL 2007					FISCAL 2008
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL

NET EARNINGS EXCLUDING RESTRUCTURING CHARGE
AND TAX ADJUSTMENTS / CREDITS (1)
NET EARNINGS (GAAP MEASURE)	$ 25,102	$ 18,919	$ 29,580	$ 31,351	$ 104,952	$ 27,427	$ 22,239	$ 38,635		$ 88,301
RESTRUCTURING CHARGES, NET OF TAX BENEFIT	109	2,926	434	1,076	4,545	5,521	4,729	-		10,250
TAX ADJUSTMENTS / CREDITS	-	-	-	(1,580)	(1,580)	-	-	(2,625)		(2,625)
TOTAL (NON-GAAP MEASURE)	$ 25,211	$ 21,845	$ 30,014	$ 30,847	$ 107,917	$ 32,948	$ 26,968	$ 36,010		$ 95,926

DILUTED EARNINGS PER SHARE EXCLUDING RESTRUCTURING
CHARGE AND TAX ADJUSTMENTS / CREDITS (1)
NET EARNINGS (GAAP MEASURE)	$ 0.41	$ 0.31	$ 0.47	$ 0.50	$ 1.69	$ 0.43	$ 0.35	$ 0.60		$ 1.39
RESTRUCTURING CHARGES, NET OF TAX BENEFIT	-	0.05	0.01	0.02	0.07	0.09	0.07	-		0.16
TAX ADJUSTMENTS / CREDITS	-	-	-	(0.02)	(0.02)	-	-	(0.04)		(0.04)
TOTAL (NON-GAAP MEASURE)	$ 0.41	$ 0.35	$ 0.48	$ 0.49	$ 1.73	$ 0.52	$ 0.43	$ 0.56		$ 1.51

EBITDA (2)
NET EARNINGS (GAAP MEASURE)	$ 25,102	$ 18,919	$ 29,580	$ 31,351	$ 104,952	$ 27,427	$ 22,239	$ 38,635		$ 88,301
FINANCING COSTS, NET	6,841	8,268	9,076	8,816	33,001	9,300	9,032	9,190		27,522
INCOME TAX EXPENSE	11,379	8,956	13,146	13,300	46,781	15,149	12,154	13,465		40,768
DEPRECIATION & AMORTIZATION	7,877	8,844	9,165	10,137	36,023	10,464	11,028	11,434		32,926
MINORITY INTEREST, NET OF INCOME TAX	(10)	2	11	(46)	(43)	(6)	(7)	37		24
EBITDA (NON-GAAP MEASURE)	$ 51,189	$ 44,989	$ 60,978	$ 63,558	$ 220,714	$ 62,334	$ 54,446	$ 72,761		$ 189,541
EUROPEAN ELECTRICAL RESTRUCTURING CHARGE	109	3,776	434	1,076	5,395	5,521	4,952	-		10,473
EBITDA (NON-GAAP MEASURE) - EXCLUDING RESTRUCTURING CHARGE	$ 51,298	$ 48,765	$ 61,412	$ 64,634	$ 226,109	$ 67,855	$ 59,398	$ 72,761		$ 200,014
(1)	Net earnings and diluted earnings per share excluding restructuring charges and income tax adjustments / credits represent net earnings and diluted earnings per share per the Consolidated Statement of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings or diluted earnings per share as an indicator of the company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components do not equal diluted earnings per share excluding restructuring charges and income tax adjustments / credits due to rounding.

(2)

EBITDA represents net earnings before financing costs, net, income tax expense, depreciation & amortization and minority interest.  EBITDA is not a calculation based upon generally accepted accounting principles (GAAP).  The amounts included in the EBITDA calculation, however, are derived from amounts included in the Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Actuant has presented EBITDA because it regularly reviews this as a measure of the company's ability to incur and service debt.  In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them.  However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.  The total of the individual quarters may not equal the annual total due to rounding.

CONTACT:
Actuant Corporation
Karen Bauer
Director, Investor Relations
262-373-7462